                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G
                               (RULE 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO 13d-2(b)
                           (AMENDMENT NO. 1)(1)

                            AQUILA BIOPHARM INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                               COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                03839F 10 7
                     ----------------------------------
                              (CUSIP Number)

                             FEBRUARY 17, 2000
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

--------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP NO. 03839F 10 7                 13G                     PAGE 2 OF 8 PAGES


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     BIOTECHNOLOGY VALUE FUND, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

           0
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

           0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

           PN
-------------------------------------------------------------------------------

CUSIP NO. 03839F 10 7                 13G                     PAGE 3 OF 8 PAGES


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     BIOTECHNOLOGY VALUE FUND II, LP
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

           0
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

           0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

           PN
-------------------------------------------------------------------------------

CUSIP NO. 03839F 10 7                 13G                     PAGE 4 OF 8 PAGES


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     BVF PARTNERS L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

           0
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

           0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

           PN
-------------------------------------------------------------------------------

CUSIP NO. 03839F 10 7                 13G                     PAGE 5 OF 8 PAGES


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     BVF INC.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

           0
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

           0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

           IA, CO
-------------------------------------------------------------------------------

CUSIP NO. 03839F 10 7                 13G                     PAGE 6 OF 8 PAGES

ITEM 1.

    (a)   Name of Issuer

          Aquila Biopharm Inc. ("Aquila")
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          365 Plantation Street
          Worcestor, MA 01605
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

          This Amendment to Schedule 13G is being filed on behalf of the following persons*:

          (i)   Biotechnology Value Fund, L.P. ("BVF")
          (ii)  Biotechnology Value Fund II, L.P. ("BVF2")
          (iii) BVF Partners L.P. ("Partners")
          (iv)  BVF Inc. ("BVF Inc.")

          * Attached as Exhibit A is a copy of an agreement among the persons filing (as specified hereinabove) that this Amendment to Schedule 13G is being filed on behalf of each of them.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          The principal business of the persons comprising the group filing this Amendment to Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.
          ---------------------------------------------------------------------
    (c)   Citizenship

          BVF:        a Delaware limited partnership
          BVF2:       a Delaware limited partnership
          Partners:   a Delaware limited partnership
          BVF Inc.:   a Delaware corporation
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

          Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          03839F 10 7
          ---------------------------------------------------------------------

CUSIP NO. 03839F 10 7                 13G                     PAGE 7 OF 8 PAGES

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable as this Amendment to Schedule 13G is filed pursuant to Rule 13d 1(c).


ITEM 4.  OWNERSHIP

         The information in items 1 and 5 through 11 on the cover pages
(pp. 2-5) on this Amendment to Schedule 13G is hereby incorporated by reference.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. BVF2 also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF and BVF2, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of Aquila.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

CUSIP NO. 03839F 10 7                 13G                     PAGE 8 OF 8 PAGES

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 18, 2000


                     BIOTECHNOLOGY VALUE FUND, L.P.


                     By:  BVF Partners L.P., its general partner

                          By:  BVF Inc., its general partner

                               By: /s/ Mark N. Lampert
                                  ----------------------------------
                                  Mark N. Lampert
                                  President



                     BIOTECHNOLOGY VALUE FUND II, L.P.


                     By:  BVF Partners L.P., its general partner

                          By:  BVF Inc., its general partner

                               By: /s/ Mark N. Lampert
                                  ----------------------------------
                                  Mark N. Lampert
                                  President



                     BVF PARTNERS L.P.


                     By:  BVF Inc., its general partner

                          By: /s/ Mark N. Lampert
                             ----------------------------------
                             Mark N. Lampert
                             President



                     BVF INC.


                     By: /s/ Mark N. Lampert
                        ----------------------------------
                        Mark N. Lampert
                        President